Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 23, 2012 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of E*TRADE Financial Corporation and subsidiaries (which reports (1) express an unqualified opinion on the consolidated financial statements and include an explanatory paragraph relating to the Company’s adoption of accounting guidance, Recognition and Presentation of Other-Than-Temporary Impairments, on April 1, 2009 and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting) appearing in the Annual Report on Form 10-K of E*TRADE Financial Corporation for the year ended December 31, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

McLean, Virginia

May 14, 2012